1 #97378145v8 ARCADIUM LITHIUM PLC STATEMENT OF POLICY CONCERNING TRADING IN COMPANY SECURITIES Adopted effective as of January 4, 2024 TABLE OF CONTENTS Page No. I. SUMMARY OF POLICY CONCERNING TRADING IN COMPANY SECURITIES ............ 2 II. THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES ....................................................................................................................... 2 A. General Rule. .......................................................................................................... 2 B. Who Does the Policy Apply To? ............................................................................. 4 C. Other Companies’ Stock. ........................................................................................ 5 D. Short Sales. ............................................................................................................. 5 E. Hedging and Derivatives. ........................................................................................ 5 F. Pledging of Securities, Margin Accounts. ............................................................... 6 G. General Guidelines. ................................................................................................ 6 H. Additional Restrictions on the Window Group. ....................................................... 7 I. Applicability of Securities Laws. .............................................................................. 8 III. OTHER LIMITATIONS ON SECURITIES TRANSACTIONS ............................................. 8 A. Public Resales – Rule 144. ..................................................................................... 8 B. Private Resales. ...................................................................................................... 9 C. Restrictions on Purchases of Company Securities. ............................................... 9 D. Disgorgement of Profits on Short-Swing Transactions – Section 16(b). .............. 10 E. Filing Requirements. ............................................................................................. 10 Annex A – 10b5-1 Plan Guidelines ................................................................................................ 13 Exhibit 19.1

2 #97378145v8 I. SUMMARY OF POLICY CONCERNING TRADING IN COMPANY SECURITIES It is the policy of Arcadium Lithium plc and each of its subsidiaries (collectively, the “Company”) to comply, without exception, with all applicable laws and regulations in conducting business, including all applicable insider trading laws. Each director, officer and employee is required to abide by this policy (the “Policy”). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material “non- public” information. This Policy also applies to former directors and employees, family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below. This Policy provides guidelines with respect to transactions in the Company’s securities and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business. The Company’s Board of Directors has adopted this Policy to promote compliance with applicable securities laws that prohibit certain persons who are aware of material non-public information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material non-public information to any persons who may trade on the basis of that information. Insiders subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of material non-public information. Each individual subject to this Policy is responsible for compliance with this Policy, and for ensuring that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the Company’s legal personnel or any other employee or director does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. In order to avoid even an appearance of impropriety, the Company’s directors, officers and certain other employees are subject to pre-approval requirements described herein and other limitations on their ability to enter into transactions involving the Company’s securities. Although these limitations do not apply in certain cases, for example to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the adoption, amendment, suspension or termination of any such written trading plan is subject to pre-approval requirements and other limitations, as discussed herein and in Annex A to this Policy. II. THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES A. General Rule. U.S. and other securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. These securities laws give the Company, its directors, officers and employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities (such as stocks, bonds, notes, debentures, limited partnership units or other equity or debt securities). These securities laws may also require the public reporting of certain transactions, as indicated in this Policy.

3 #97378145v8 All directors, officers and employees should pay particularly close attention to the laws against trading on “non-public” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if a director, officer or employee of a company knows material non-public financial information, that director, officer or employee is prohibited from buying or selling securities in the company until the information has been disclosed to the public. This is because the director, officer or employee knows information that could cause the share price to change, and it would be unfair for the director, officer or employee to have an advantage (knowledge that the share price could change) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe. The general rule can be stated as follows: It is a violation of securities laws for any person to buy or sell securities if the person is in possession of material non-public information. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Information may be material even if it would not alone determine the investor’s decision, but would significantly alter the total mix of information available to a reasonable investor. Material information can be favorable or unfavorable, and if it is not clear whether information is material, it should be treated as if it is material. Information constitutes “non-public” information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis (e.g., a press release disclosed by the Company through the newswire services or the filing by the Company of a Form 8-K), or if the investing public has not had time to fully absorb the information. If it is not clear whether material information has been sufficiently publicized, it should be treated as if it is non- public information. Some examples of information that could be considered material include, but are not limited to: 1. Projections of future sales, earnings or losses, or other earnings guidance, or changes to previously announced earnings guidance, or the decision to suspend earnings guidance; 2. Significant changes in the prospects and key performance indicators of the Company; 3. Significant changes in the mineral resource and reserve estimates in connection with the Company’s mining properties or significant changes in the contract prices at which the Company sells its products; 4. A change in dividend policy, the declaration of a stock split, an offering of equity or debt securities, or a new significant borrowing; 5. Pending or proposed mergers, business acquisitions, tender offers, joint ventures, significant investments, restructurings, dispositions, or the expansion or curtailment of operations; 6. Significant cyber security or data protection events affecting the Company’s operations, including any breach of information systems that compromises the functioning of the Company’s information or other systems; 7. Analyst upgrades or downgrades of the Company or one of its securities; 8. Significant changes in accounting treatment, write-offs or effective tax rate;

4 #97378145v8 9. Pending or threatened significant litigation or governmental investigation, or the resolution thereof; 10. Liquidity problems or pending impending bankruptcy; 11. Changes in auditors or auditor notification that the Company may no longer rely on an audit report; and 12. Changes in the Company’s Board of Directors or senior management. Furthermore, it is illegal for any person in possession of material non-public information to provide another person with such information or to recommend that they buy or sell the securities (this is called “tipping”). In that case, they may both be held liable. Regulators, including the U.S. Securities and Exchange Commission (the “SEC”) and the Australian Securities Investments Commission, the stock exchanges, prosecutors and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the U.S. federal insider trading laws could expose the insider (or anyone who trades on information provided by an insider) to imprisonment of up to 20 years and criminal fines of up to $5 million, in addition to disgorgement of profits earned or losses avoided and civil penalties (up to three times of the profits earned or losses avoided). Non-public information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. Any person who uses such information for personal benefit or discloses it to others outside the Company violates the Company’s interests, and may be in breach of fiduciary, loyalty or other duties owed to the Company. More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company. The mere perception that a director, officer or other employee traded with the knowledge of material non-public information could harm the reputation of both the Company and that director, officer or employee. B. Who Does the Policy Apply To? The prohibition against trading on material non-public information applies to: 1. directors, officers and all other employees of the Company (including its subsidiaries); 2. other people whose activities for the Company give them access to material non-public information, including contractors, consultants and employees of joint ventures and joint venture partners; 3. your family members who generally reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “Family Members”); 4. any entity or account over which directors, officers or employees, Family Members, or other persons listed above, have or share the power, directly or indirectly, to make

5 #97378145v8 investment decisions (whether or not such persons have a financial interest in the entity or account) and those entities or accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest (the persons in (1)-(4) collectively, the “Insiders”); and 5. former directors and employees and their family members. Because of their access to confidential information on a regular basis, the Policy subjects its directors, executive officers and certain other employees (the “Window Group”) to additional restrictions on trading in Company securities. The restrictions for the Window Group are discussed in Section G below. Other employees who may gain access to inside knowledge of material information (due to their involvement in a project, transaction or other material Company matter) may be subject to ad hoc restrictions on trading from time to time, in which case they will be informed by the General Counsel and Secretary or their designee. In addition, the Company itself must comply with securities laws applicable to its own securities trading activities, and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material non-public information concerning the Company, other than in compliance with applicable law, and the prior approval of the General Counsel and Secretary or their designee. C. Other Companies’ Stock. Insiders who learn material information about suppliers, customers, or competitors through their work at the Company, should keep it confidential and not buy or sell securities in such companies until the information becomes public. Insiders must not give tips about such securities. D. Short Sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited. Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. E. Hedging and Derivatives. Insiders are prohibited from engaging in any hedging or other derivatives transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in the person’s employer’s stock, it may arouse suspicion in the eyes of the SEC that the person was trading on the basis of non-public information, particularly where the trading occurs before a company announcement or major event. It is difficult for a director, officer or other employee to prove that the person did not know about the announcement or event.

6 #97378145v8 If the SEC or the stock exchanges were to notice active options trading by one or more directors, officers or employees of the Company prior to an announcement, it could trigger an investigation. Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits Insiders from trading in options or other securities involving the Company’s stock. This restriction does not pertain to employee stock options granted by the Company, which cannot be traded. F. Pledging of Securities, Margin Accounts. The Company prohibits Insiders from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account, because pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. As such, this prohibition is necessary because such a sale may occur at a time when an Insider has material non-public information or is otherwise not permitted to trade in Company securities. G. General Guidelines. The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies: 1. Nondisclosure. Material non-public information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. No director, officer or employee should discuss material non-public information in public places or in common areas on Company property. 2. Trading in Company Securities. No Insider may place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of stock, convertible securities and other securities (such as bonds), including increasing or decreasing investment in Company securities through a retirement account. The exercise of employee stock options is not subject to this Policy. However, stock that was acquired upon exercise of a stock option will be treated like any other stock and may not be sold by an employee who is in possession of material non-public information. Any Insider who possesses material non-public information should wait until the start of the second business day after the information has been publicly released before trading. There is no exception to this restriction, even for hardship to the Insider. 3. Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock units or performance stock units that may settle in Company securities, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any such units. The Policy does apply, however, to any market sale of restricted stock after vesting. 4. Avoid Speculation. Investing in the Company’s securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the Insider in conflict

7 #97378145v8 with the best interests of the Company and its stockholders. Although this Policy does not mean that Insiders may never sell shares, the Company encourages Insiders to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture. 5. Trading in Other Securities. No Insider should place a purchase or sale order (including investment through a retirement account), or recommend that another person place a purchase or sale order, in the securities of another company, if the Insider learns in the course of the person’s duties for the Company material non-public information about the other company. For example, it would be a violation of the securities laws if a director or employee learned through Company sources that the Company intended to purchase assets from another company, and then placed an order to buy or sell stock in that other company because of the expected increase or decrease in the value of its securities. H. Additional Restrictions on the Window Group. The Window Group consists of (i) all directors and executive officers of the Company, their respective executive assistants and their respective Family Members, (ii) each member of the Company’s Executive Leadership Team and the Company’s Chief Accounting Officer and Controller and (iii) such other persons as may be designated from time to time and informed of such status by the Company’s General Counsel and Secretary or their designee. The Window Group is subject to the following restrictions on trading in Company securities: Trading Window. Trading is permitted from the start of the second business day following a public earnings release with respect to the preceding fiscal period until the end of the then current fiscal quarter (the “Window”), subject to the requirements and restrictions below. Mandatory Pre-Clearance of Transactions. All members of the Window Group are required to pre-clear trades in and other transfers of Company securities (including stock plan transactions, an option exercise, a gift, a contribution to a trust, or any other transfer), subject to the following conditions: • Pre-clearance for all trades and other transfers must be obtained from the Company’s General Counsel and Secretary or their designee and: • in the case of the Company’s directors and executive officers (other than the Chief Executive Officer), must also be obtained from the Company’s Chief Executive Officer; • Requests for pre-clearance must be submitted no less than one business day prior to the proposed transaction; and • No trading is permitted outside the Window except for reasons of exceptional personal hardship and subject to prior approval by the General Counsel and Secretary and the Chief Executive Officer of the Company; provided that, if one of these individuals wishes to trade outside the Window, it shall be subject to prior approval by the other. Any trading clearance granted to members of the Window Group will be effective until the end of the fifth trading day following the date the clearance is granted. If the applicable

8 #97378145v8 trade is not executed before the trading clearance expires, members of the Window Group may request an extension of such pre-clearance from the General Counsel and Secretary (and Chief Executive Officer, in the case of directors and executive officers (other than the Chief Executive Officer)). It is not guaranteed that such an extension will be granted. Even if granted, clearance may be revoked by the Chief Executive Officer or General Counsel and Secretary prior to the end of the five-day period in certain circumstances. If the person becomes aware of material nonpublic information before the trade is executed, the pre-clearance is void and the trade must not be completed. Closing of Trading Window. At times, the General Counsel and Secretary may determine that no trades may occur even during the Window when pre-clearance is requested. This may occur as a result of a pending business transaction or other material development that has not yet been publicly disclosed. No reasons may be provided and the closing of the Window may itself constitute material non-public information that should not be communicated. The Window Group restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 Plans”). However, the adoption of a 10b5-1 Plan is subject to these restrictions, including pre- clearance (in this case, at least five business days before adoption). 10b5-1 Plans are subject to the additional requirements and conditions in Annex A hereto. I. Applicability of Securities Laws. All directors, officers and employees of the Company and its subsidiaries are subject to the restrictions on trading in Company securities and the securities of other companies under this Policy in accordance with local laws. For example, U.S. securities laws may be applicable to trades in the Company’s securities executed outside of the United States, even if Insiders or the Company subsidiaries they work for are located outside the United States. Further, any transactions involving securities of the Company’s subsidiaries or affiliates should be carefully reviewed by the Company’s legal counsel for compliance not only with local law, but also for possible application of U.S., Australian or Canadian securities laws. III. OTHER LIMITATIONS ON SECURITIES TRANSACTIONS A. Public Resales – Rule 144. The U.S. Securities Act of 1933, as amended (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of the Company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted. The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the person seeking to sell the securities is an affiliate. Application of the rule is complex and Company directors, officers and employees should not make a sale of Company securities in reliance on Rule 144 without obtaining the approval of the

9 #97378145v8 General Counsel and Secretary or their designee, who may require the director, officer or employee to obtain an outside legal opinion concluding that the proposed sale qualifies for the Rule 144 exemption. The following conditions apply to all sales of Company securities (whether or not the seller is an affiliate) under Rule 144: • Holding Period. Securities acquired from the Company or an affiliate of the Company in a transaction that is not registered under the Securities Act are considered “restricted securities” and must be held and fully paid for a period of at least six months prior to their resale. • Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. Sales of Company securities under Rule 144 by an affiliate (or someone who has been an affiliate within the previous three months) are subject to the following additional conditions: • Volume Limitations: The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class being sold or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker. There are different considerations for non-convertible debt securities. • Manner of Sale: Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions. • Notice of Sale (Form 144): An affiliate seller must file a notice of the proposed sale with the SEC on Form 144 (unless the amount to be sold neither exceeds 5,000 shares nor sale proceeds greater than $50,000 in any three-month period). See “Filing Requirements” under Clause E below. B. Private Resales. Affiliates (and non-affiliates who hold restricted securities) also may sell securities in certain private transactions that are exempt from registration under the Securities Act. Private resales must be reviewed in advance by the Company’s General Counsel and Secretary and may require the participation of outside counsel. C. Restrictions on Purchases of Company Securities. In order to prevent market manipulation, the SEC adopted Regulation M under the Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. All officers and directors should consult with the Company’s General Counsel and Secretary if they wish to make purchases of Company stock during any period in which the Company is conducting an offering. Similar considerations apply if the Company has publicly announced or is conducting a tender offer.

10 #97378145v8 D. Disgorgement of Profits on Short-Swing Transactions – Section 16(b). Section 16 of the Exchange Act applies to directors and officers (including for purposes of Section 16, all executive officers and the chief accounting officer or, if there is no chief accounting officer, the controller) of the Company and to any person owning more than ten percent of any registered class of the Company’s equity securities. The section is intended to deter such persons (collectively referred to below as “Section 16 persons”) from misusing confidential information about the Company for personal trading gain. Section 16(a) requires Section 16 persons to publicly disclose any changes in their beneficial ownership of the Company’s equity securities (see “Filing Requirements” in Clause E below). Section 16(b) requires Section 16 persons to disgorge to the Company any “profit” resulting from “short-swing” trades, as discussed more fully below. Section 16(c) effectively prohibits Section 16 persons from engaging in short sales (see “Prohibition of Short Sales”, below). Under Section 16(b), any profit realized by Section 16 persons on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section. Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the Section 16 person intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the Section 16 person realized “profits” on a short-swing transaction. Profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for Section 16 persons to sustain a net loss on a series of transactions while having recoverable profits. The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers, certain corporate reorganizations and transactions in convertible or derivative securities (such as stock options and stock appreciation rights). Moreover, purchases and sales by Section 16 persons may be matched with transactions by any person (such as certain family members or a family trust) whose securities are deemed to be beneficially owned by the Section 16 person. The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for Section 16 persons and the Company, directors and officers must consult with the Company’s General Counsel and Secretary or their designee prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b). E. Filing Requirements. 1. Form 3, 4 and 5. Under Section 16(a) of the Exchange Act, Section 16 persons must file with the SEC public reports disclosing their holdings of and transactions involving, the Company’s equity securities. An initial report on Form 3 must be filed by every Section 16 person within 10 days after becoming a Section 16 person disclosing all equity securities

11 #97378145v8 of the Company beneficially owned by the reporting person on the date he or she became a Section 16 person. Even if no securities were owned on that date, the Section 16 person must file a report. Any subsequent change in the nature or amount of beneficial ownership by the Section 16 person must be reported on Form 4 and filed by the end of the second business day following the date of the transaction. The Form 4 filing requirement and filing deadline also apply to any donation or gift of Company equity securities by the Section 16 person, regardless of the recipient. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that a series of transactions resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report. All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, transactions such as gifts ordinarily are reportable. Moreover, certain transactions that take place after a Section 16 person who has ceased to be a Section 16 person must be reported as well. The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the Section 16 person or indirectly through others. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates and by family members generally are subject to reporting. It is important that reports under Section 16(a) be prepared properly, filed timely and received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against Section 16 persons who do not comply with the filing requirements. In addition, the Company is required to disclose in its annual proxy statement the names of Section 16 persons who failed to file Section 16(a) reports properly during the fiscal year. Accordingly, Section 16 persons must notify the Company’s General Counsel and Secretary, prior to any transactions or changes in their or their family members’ beneficial ownership involving Company equity securities and are strongly encouraged to avail themselves of the assistance available from the Company’s legal department in satisfying the reporting requirements. The accelerated reporting requirement for Section 16 person transactions requires close coordination between the General Counsel and Secretary and the brokers handling transactions for Section 16 persons. Each Section 16 person must sign a Broker Instruction/Representation Form requiring them and their brokers to report immediately to the General Counsel and Secretary details of transactions in Company securities. 2. Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit. A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within five days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing

12 #97378145v8 the change must be filed within two business days after the triggering event. A decrease in beneficial ownership to less than five percent is per se material and must be reported. A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the Exchange Act, a person filing a Schedule 13D may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so. 3. Form 144. An affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000 in any three-month period.

13 #97378145v8 Annex A – 10b5-1 Plan Guidelines Company directors, officers and employees are eligible to adopt a 10b5-1 Plan. Each 10b5-1 Plan and any amendment, suspension or termination thereof must comply with Rule 10b5-1 of the Exchange Act and is subject to the following requirements: 1. Each Insider must act in good faith with respect to a 10b5-1 Plan when it is adopted and for the duration of the Plan. 2. Plan and Approval. The adoption and any amendment, suspension or termination of a 10b5-1 Plan must be reviewed and approved in writing by the General Counsel and Secretary or their designee prior to its adoption. All Insiders that wish to adopt, amend, suspend or terminate a 10b5-1 Plan must submit a request for approval to the General Counsel and Secretary or their designee at least five business days prior to the proposed date of the action being taken. 3. Plan Specifications; Discretion Regarding Trades. Each 10b5-1 Plan must specify either (a) the amount and price of securities to be purchased or sold and the dates for such purchases or sales, or (b) an objective formula or algorithm that determines the amount and price of securities to be purchased or sold and the dates for such purchases or sales. A 10b5-1 Plan must not permit an Insider to exercise any subsequent influence over how, when or whether to effect purchases or sales. 4. Timing and Term. Each 10b5-1 Plan must be adopted and may only be amended, suspended or terminated (a) during the Window under the Policy, and (b) when the Insider does not otherwise possess material non-public information about the Company. If modified, the 10b5-1 Plan must still meet all requirements as if a newly adopted plan, as of the date of modification. 5. Required Representations by Directors and Officers. Each 10b5-1 Plan entered into by a director, executive officer or chief accounting officer or, if there is no chief accounting officer, the controller (i.e., any person with Section 16 reporting obligations) (“D&O Insiders”) must include a representation that, on the date of adoption of the 10b5- 1 Plan, the individual: (i) is not aware of any material nonpublic information about Company securities or the Company and (ii) is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5(c) promulgated under the Exchange Act. 6. Cooling-Off Period. Each 10b5-1 Plan must provide for delayed effectiveness after adoption or amendment (a “Cooling-Off Period”). Each 10b5-1 Plan adopted by Insiders who are not D&O Insiders must specify that trades may not execute under the 10b5-1 Plan for a period of at least 30 days after the date of adoption or amendment of the 10b5-1 Plan. For D&O Insiders, each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan until the later of (a) 90 days after the date of adoption or amendment of the 10b5-1 Plan and (b) 2 business days following the Company’s filing of a quarterly or annual report covering the financial reporting period in which the 10b5-1 Plan was adopted or amended, but in no event later than 120 days after the date of adoption or amendment of the 10b5-1 Plan.

14 #97378145v8 7. Amendment, Suspension and Termination. Subject to the foregoing requirements, Insiders may make amendments to 10b5-1 Plans without triggering a Cooling-Off Period so long as the amendment does not change the pricing provisions of the 10b5-1 Plan, the amount of securities covered under the 10b5-1 Plan, the timing of trades under the 10b5-1 Plan, or where a broker executing trades on behalf of the Insider is substituted by a different broker (so long as the purchase or sales instructions remain the same). An Insider is limited to one amendment or suspension of a 10b5-1 Plan during its term. 8. Mandatory Suspension. Each 10b5-1 Plan must provide for suspension of trades under such plan if legal, regulatory or contractual restrictions are imposed on the Insider, or if the guidelines in this Annex A are amended or other events occur, that would prohibit sales under such 10b5-1 Plan. 9. Only One Plan in Effect. An Insider may have only one 10b5-1 Plan in effect at any time, except that a written, irrevocable election (an “Election”) by an Insider to sell a portion of securities as necessary to satisfy statutory tax withholding obligations arising solely from the vesting of compensatory awards (not including options) (“Sales to Cover”) is permitted, provided that (a) the Election is made during a Window under the Policy, (b) at the time of the Election, the Insider is not aware of any material non-public information with respect to the Company or any securities of the Company, (c) the Sales to Cover are made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (d) the Insider does not have, and will not attempt to exercise, authority, influence or control over any such Sales to Cover, and (e) the Election contains appropriate representations as to clauses (b)-(d) above. 10. Results of Termination. If an Insider terminates a 10b5-1 Plan prior to its stated duration, any trades following such termination shall comply with the Policy. If an existing 10b5-1 Plan is terminated early (including deemed termination through amendment of pricing provisions, amount of securities covered, the timing of trades or modification of broker purchase or sale instructions) and another 10b5-1 Plan is already in place, the first trade under the later-commencing 10b5-1 Plan must not be scheduled to occur until after the end of the effective Cooling-Off Period following the termination of the earlier 10b5-1 Plan. An Insider is limited to no more than one such later-commencing 10b5-1 Plan. 11. Prohibition on Multiple Rule 10b5-1 Single-Trade Arrangements. In any consecutive 12-month period, Insiders are not permitted to enter into more than one 10b5-1 Plan that is designed to effect the open market purchase or sale of the total amount of Company securities subject to the Rule 10b5-1 Plan in a single transaction. The following do not constitute single-trade plans: (i) a 10b5-1 Plan that gives discretion to an agent over whether to execute the 10b5-1 Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time the 10b5-1 Plan’s adoption and might reasonably result in multiple transactions and (ii) Sales to Cover. 12. Provision of Information as to Trading Arrangements. The Company must disclose, among other things, whether, during the Company’s last fiscal quarter, any D&O Insider adopted or terminated any 10b5-1 Plan. Accordingly, each 10b5-1 Plan entered into by a D&O Insider must provide that the broker will provide notice of any

15 #97378145v8 trades under the 10b5-1 Plan to the Insider in sufficient time to allow for the Insider to make timely filings under the Exchange Act. 13. Required Disclosure in Section 16 and Rule 144 Filings. Insiders must footnote trades disclosed on Forms 4 and Forms 144 (if applicable) to indicate that such trades were made pursuant to a 10b5-1 Plan.